Exhibit 99.1

NEWS RELEASE
For Immediate Distribution	Editorial Contact:	Camille Dager
camille@hbmadv.com
Shawn Salvatore
shawn@hbmadv.com
HB&M (for Rockwood)
Philadelphia, Pa., USA
Phone: 215-440-9800

Rockwood Reports Strong Third-Quarter 2005 Results; Net Sales and Adjusted EBITDA Up Over Prior Year

Princeton, New Jersey; November 14, 2005 — Rockwood Holdings, Inc. (NYSE: ROC), a global producer of specialty chemicals and advanced materials, today announced third quarter 2005 results as follows:

Consolidated Results: 2005 versus As Reported 2004

Third quarter 2005 net sales were $771.7 million and Adjusted EBITDA was $140.0 million compared to third quarter 2004 net sales of $533.6 million and Adjusted EBITDA of $95.1 million; an increase of 44.6% and 47.2%, respectively.

Net loss in the third quarter of 2005 was $13.3 million compared to a net loss of $59.6 million in the third quarter of 2004. Net loss in the third quarter of 2005 included $31.8 million of net after tax charges, primarily charges related to our initial public offering (IPO).  Net loss in the third quarter of 2004 included $52.8 million of net after tax charges, primarily acquisition related inventory write-up reversals.

Year to date 2005 net sales were $2,358.8 million and Adjusted EBITDA was $433.7 million compared to year to date 2004 net sales of $1,027.9 million and Adjusted EBITDA of $194.3 million; an increase of 129.5% and 123.2%, respectively.

Year to date 2005 net income was $113.6 million compared to a year to date 2004 net loss of $46.2 million. Year to date 2005 net income included $58.4 million of net after tax gains, primarily related to foreign exchange gains on euro denominated debt partially offset by the IPO charges. Year to date 2004 net loss included $50.6 million of net after tax charges, primarily acquisition related inventory write-up reversals and foreign exchange losses on euro denominated debt.

Actual results in 2004 do not include the results of the businesses acquired in the Dynamit Nobel acquisition prior to the acquisition date of July 31, 2004, the Johnson Matthey business prior to September 2, 2004 and any results from Groupe Novasep which was acquired on December 31, 2004.

Consolidated Results: 2005 versus Pro Forma 2004

Third quarter 2005 net sales and Adjusted EBITDA of $771.7 million and $140.0 million, respectively, compares to third quarter 2004 pro forma net sales of $713.9 million and pro forma Adjusted EBITDA of $133.6 million; an increase of 8.1% and 4.8%, respectively. (The pro forma results include the results from the acquisitions as if they had occurred at the beginning of the period presented).

Year to date 2005 net sales and Adjusted EBITDA of $2,358.8 million and $433.7 million, respectively, compares to year to date 2004 pro forma net sales of $2,157.9 million and pro forma Adjusted EBITDA of $402.7 million; an increase of 9.3% and 7.7%, respectively.

The increase in our consolidated results over prior year pro forma results was primarily driven by strong performance in our Advanced Ceramics and Specialty Chemicals segments.

Seifi Ghasemi, Chairman and Chief Executive Officer said “We are pleased with our third quarter results, particularly within our new businesses acquired in the Dynamit Nobel acquisition which continue to show very strong momentum. Our Advanced Ceramics and Specialty Chemicals segments had very solid results. We are very excited about growth opportunities in our new businesses, in general, and in specific applications such as ceramic hip replacement components and lithium applications.”  Mr. Ghasemi added “Overall, our results continue to prove the value of our diverse portfolio of world-class businesses, well positioned with leading technology and market positions and significant geographic, customer, end market and raw material sourcing diversity.”

Segment Results: 2005 versus As Reported 2004

Adjusted EBITDA changes year on year were generally due to the same reasons discussed below on a pro forma basis along with the impact of the actual results in 2004 not including the results of the businesses acquired in the Dynamit Nobel acquisition prior to the acquisition date of July 31, 2004, the Johnson Matthey business prior to September 2, 2004 and any results from Groupe Novasep.

Segment Results: 2005 versus Pro Forma 2004

Performance Additives

Net sales increased 0.7% and Adjusted EBITDA was unchanged in the third quarter year on year. We had volume increases in our Pool and Spa chemicals’ business and lower selling, general and administrative expenses in our Timber Treatment and Color Pigments and Services businesses. This was offset by lower volume in our Timber Treatment business on soft demand in the treated wood market and lower volume in our Clay-based Additives business following a slowdown in oilfield production after Hurricanes Katrina and Rita. Raw material price increases were offset by selling price increases.

Year to date net sales increased 1.1% while Adjusted EBITDA decreased 1.5% primarily due to selling price increases offset by raw material price increases as well as lower volume in the Timber Treatment, Color Pigments and Services and Clay-based Additives businesses.

Specialty Compounds

Net sales increased 10.8% while Adjusted EBITDA decreased 9.6% in the third quarter year on year as higher selling prices were offset by rapidly rising raw material costs.

Year to date net sales increased 16.6% while Adjusted EBITDA decreased 4.5% as compared to prior year as increased volume in wire and cable products and higher selling prices were offset by rising raw material costs.

Electronics

Net sales and Adjusted EBITDA increased 8.6% and 1.3%, respectively, in the third quarter primarily due to increased sales volumes in our Electronics Chemicals business. Strong volume growth occurred particularly in printed circuit board chemicals due to our expansion in China as well as increased demand for cell phone and personal computer products. These improvements were partially offset by continued selling price declines in our Wafer Reclaim business and higher general manufacturing costs.

On a year to date basis, net sales increased 7.9% while Adjusted EBITDA declined 5.1% as the Electronics Chemicals’ volume increases were insufficient to offset the Wafer Reclaim selling price declines and higher manufacturing costs.

Specialty Chemicals

Net sales and Adjusted EBITDA increased 13.6% and 23.3%, respectively, in the third quarter primarily due to volume increases in aerospace, automotive and Lithium applications.

Year to date net sales and Adjusted EBITDA increased 15.7% and 27.6%, respectively,  due to volume increases and selling price increases partially offset by raw material price increases. Also, currency changes favorably impacted year to date results.

Titanium Dioxide Pigments

Net sales and Adjusted EBITDA improved 4.2% and 2.4%, respectively, over prior year primarily due to sales of certain recycling products and cost reduction measures offset by weaker demand in the synthetic fiber market, primarily due to historically low cotton prices.

Net sales and Adjusted EBITDA improved 1.7% and 5.2%, respectively, on a year to date basis as cost reduction measures and currency changes offset weaker synthetic fiber demand.

Advanced Ceramics

Net sales and Adjusted EBITDA increased 10.0% and 20.1%, respectively, in the third quarter year on year as a result of increased volumes of medical products and a favorable mix of Piezo applications. We continue to see significant sales volume growth in our medical division primarily due to strong demand for ceramic hip replacement components.

Year to date net sales and Adjusted EBITDA increased 9.2% and 18.6%, respectively, due to the same reasons and, to a lesser extent, currency changes.

Groupe Novasep

Net sales increased 12.3% while Adjusted EBITDA decreased 18.0% in the third quarter. Sales increases resulted from acquisitions consummated in late 2004 by Novasep prior to the combination with our business as well as sales generated in lower margin yielding applications. However, losses continue to be incurred at the Rohner facility due to continued capacity utilization issues.

Year to date net sales increased 18.5% while Adjusted EBITDA decreased 14.3% due to the above reasons.

Other income (expense)

Interest expense, net.   For the third quarter of 2005, interest expense, net, increased $1.6 million. The third quarter of 2005 and 2004 included a gain of $6.4 million and a loss of $1.8 million, respectively, representing the movement in the mark-to-market valuation of our interest rate and cross-currency hedging instruments. The remaining increase of $9.8 million was primarily due to higher debt levels from the acquisitions, partially offset by lower interest due to debt repaid from the IPO proceeds (see below).

Foreign exchange gain (loss), net.   In the third quarter of 2005 and 2004 we had foreign exchange gains (losses) of $2.1 million and $(43.9) million, respectively. The euro strengthened from the beginning of the third quarter of 2004 to the end of the third quarter of 2004 causing a significant loss related to our euro-denominated debt when re-measured into U.S. dollars in the prior year. The euro weakened slightly from the beginning of the third quarter of 2005 to the end of the third quarter of 2005 causing a small gain related to the same euro-denominated debt.

Loss on early extinguishment of debt.  In connection with the IPO, $13.2 million of the proceeds was used to pay redemption premiums on certain debt repaid with IPO proceeds. In addition, we wrote off $13.4 million of deferred financing costs in the third quarter of 2005 associated with debt repaid with IPO proceeds.

Refinancing expenses. In the third quarter of 2004, we recorded a charge of $2.8 million primarily related to a write-off of deferred financing costs on long-term debt that was repaid as part of the Dynamit Nobel acquisition.

Income tax provision

We recorded an income tax provision of $10.8 million in the third quarter of 2005 on a pre-tax loss of $3.1 million. Included in the tax provision was the recording of a valuation allowance of $8.3 million on deferred tax assets for U.S. net operating loss carry-forwards. This valuation allowance was recorded due to losses incurred in the third quarter of 2005 in the U.S. primarily due to the IPO related charges. The effective income tax rate for the third quarter of 2004 was 21.7%. The effective tax rate in both periods was impacted by the recording of valuation allowances in certain other jurisdictions as well as the impact of foreign tax rate differentials.

Net (loss) income and earnings per share (a)

Net loss in the third quarter of 2005 was $13.3 million compared to a net loss of $59.6 million in the third quarter of 2004.

Loss per share was $0.25 per share in the third quarter of 2005 on a basic and diluted basis. Basic and diluted loss per share was $1.50 per share in the third quarter of 2004.

Net loss per share in the third quarter of 2005 using the actual net loss of $13.3 million and pro forma diluted shares of 74,674 thousand (see (a)) was $(0.18) per share. Net loss in the third quarter of 2005 includes IPO related charges of $36.6 million, or $22.5 million after tax and $(0.30) per share on a pro forma diluted basis. This amount consists of the $26.6 million of loss on early extinguishment of debt described above as well as $10.0 million of termination fees on the management services agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and DLJ Merchant Banking Partners III, L.P. (“DLJMB”). Net income in the third quarter of 2005 also includes $2.1 million, or $1.3 million after tax and $0.02 per share, of foreign exchange gains on euro denominated debt; $2.9 million, or $1.8 million after tax and $(0.02) per share, of restructuring and related charges; other special charges and non-recurring items of $0.8 million, or $0.5 million after tax and $(0.01) per share and $8.3 million, or ($0.11) per share of valuation allowance on U.S. deferred tax assets related to net operating loss carry-forwards. Interest expense in the third quarter of 2005 related to debt repaid with IPO proceeds was $9.3 million, or $5.7 million after tax and $(0.08) per share.

Year to date 2005 net income was $113.6 million compared to year to date 2004 net loss of $46.2 million.

Year to date 2005 basic and diluted earnings per share were $2.02 and $1.98 per share, respectively. Year to date 2004 basic and diluted loss per share was $1.80 per share.

Year to date 2005 net income per share using the actual net income of $113.6 million and the pro forma diluted shares of 74,674 thousand (see (a)) was $1.52 per share. Year to date 2005 net income includes the IPO related charges of $36.6 million, or $22.5 million after tax and $(0.30) per share; foreign exchange gains on euro denominated debt of $116.1 million, or $71.4 million after tax and $0.96 per share; restructuring and related charges of $9.2 million, or $5.8 million after tax and $(0.08) per share; inventory write-up reversals of $3.1 million, or $2.0 million after tax and $(0.03) per share; other special charges and non-recurring items of $4.8 million, or $3.0 million after tax and $(0.04) per share and $20.3 million, or $0.27 per share of valuation allowance decreases on US deferred tax assets related to net operating loss carry-forwards. Year to date 2005 interest expense related to debt repaid with IPO proceeds was $33.2 million, or $20.4 million after tax and $(0.27) per share.

(a) The per share calculations for individual net income components have been computed on a pro forma diluted basis using the average shares and common stock equivalents outstanding (78,616 thousand) from the date of our IPO through September 30, 2005. Under the treasury stock method used in calculating diluted earnings per share this equates to 74,674 thousand diluted shares. These calculations also tax affect individual components at the applicable statutory tax rate versus the effective tax rate.

Initial Public Offering

Rockwood’s shares of common stock began trading on August 17, 2005 on the New York Stock Exchange under the ticker symbol “ROC.” Net proceeds of $435.7 million were used primarily to redeem certain of the Company’s debt and redeemable convertible preferred stock. We had net debt of $2,703.6 million as of September 30, 2005.

This press release includes “non-GAAP financial measures”, specifically, a discussion of Adjusted EBITDA (net income plus interest expense, net, income tax provision (benefit) and depreciation and amortization). Adjusted EBITDA is not intended to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We use Adjusted EBITDA on a consolidated basis to assess our operating performance, to calculate performance-based cash bonuses and determine whether certain performance-based options vest (as targets for both are tied to Adjusted EBITDA), and as a liquidity measure. In addition, we use Adjusted EBITDA to determine compliance with the Company’s debt covenants. Adjusted EBITDA on a segment basis is also the primary measure used by our chief operating decision maker to evaluate the ongoing performance of our business segments and reporting units. A reconciliation of Adjusted EBITDA to net income (loss) is contained in the press release. We strongly urge you to review the reconciliation information. In addition, the Company discusses sales growth in terms of nominal (actual) and organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts), net income per share on a pro forma diluted basis and certain other charges and non-recurring costs on a pro forma diluted per share basis. These non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Rockwood Holdings, Inc. is the ultimate parent company of Rockwood Specialties Group, Inc., a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,200 people and net revenue of approximately $2.9 billion in 2004 on a pro forma basis. The company focuses on global niche segments of the specialty chemicals and advanced materials markets, including specialty chemicals, performance additives, titanium dioxide pigments, advanced ceramics, custom synthesis, specialty compounds and electronics. For more information on Rockwood, please visit www.rocksp.com.

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The information set forth in this press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the business, operations and financial condition of Rockwood Holdings, Inc. and its subsidiaries and affiliates (“Rockwood”). Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “predicts” and variations of such words or expressions are intended to identify forward-looking statements. Although Rockwood believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. “Forward-looking statements” consist of all non-historical information, including the statements referring to the prospects and future performance of Rockwood. Actual results could differ materially from those projected in Rockwood’s forward-looking statements due to numerous known and unknown risks and uncertainties, including, among other things, the “Risk Factors” described in Rockwood’s Registration Statement on Form S-1 (Amendment No. 6) dated August 8, 2005 on file with the Securities and Exchange Commission.  Rockwood does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Rockwood Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Dollars in millions except per share amounts; shares in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
NET SALES	$771.7	$533.6	$2,358.8	$1,027.9
COST OF PRODUCTS SOLD	538.2	403.0	1,636.7	756.3

GROSS PROFIT	233.5	130.6	722.1	271.6

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	143.8	106.1	451.5	177.2
RESTRUCTURING CHARGES, net	2.9	0.1	8.7	0.1
MANAGEMENT SERVICES AGREEMENT TERMINATION FEE	10.0	—	10.0	—

OPERATING INCOME	76.8	24.4	251.9	94.3

OTHER INCOME (EXPENSES)
Interest expense, net	(55.4)	(53.8)	(177.6)	(100.0)
Loss on early extinguishment of debt	(26.6)	—	(26.6)	—
Refinancing expenses	—	(2.8)	—	(2.8)
Foreign exchange gain (loss), net	2.1	(43.9)	116.1	(35.3)
Other, net	—	—	—	(4.0)
Net	(79.9)	(100.5)	(88.1)	(142.1)

(LOSS) INCOME BEFORE TAXES AND MINORITY INTEREST	(3.1)	(76.1)	163.8	(47.8)
INCOME TAX PROVISION (BENEFIT)	10.8	(16.5)	52.5	(1.6)

NET (LOSS) INCOME BEFORE MINORITY INTEREST	(13.9)	(59.6)	111.3	(46.2)

MINORITY INTEREST	0.6	—	2.3	—

NET (LOSS) INCOME	$(13.3)	$(59.6)	$113.6	$(46.2)

Per share data:
BASIC (LOSS) EARNINGS PER COMMON SHARE	$(0.25)	$(1.50)	$2.02	$(1.80)

DILUTED (LOSS) EARNINGS PER COMMON SHARE	$(0.25)	$(1.50)	$1.98	$(1.80)

Weighted average number of basic shares outstanding	61,845	40,354	54,197	27,326

Weighted average number of diluted shares outstanding	61,845	40,354	55,092	27,326

Rockwood Holdings, Inc. and Subsidiaries

Third Quarter Results As Reported

	Net Sales			Adj. EBITDA
($M)	Q3 2004	Q3 2005	% Change	Q3 2004	Q3 2005	% Change

Performance Additives	$158.3	$170.7	7.8%	$35.5	$36.9	3.9%

Specialty Compounds	52.0	57.6	10.8%	7.3	6.6	-9.6%

Electronics	43.2	46.9	8.6%	7.6	7.7	1.3%

Specialty Chemicals	116.6	202.6	73.8%	21.1	40.8	93.4%

Titanium Dioxide Pigments	68.9	106.6	54.7%	14.1	21.5	52.5%

Advanced Ceramics	56.6	95.3	68.4%	13.3	24.5	84.2%

Groupe Novasep	38.0	92.0	142.1%	5.2	12.3	136.5%

Corporate	—	—		(9.0)	(10.3)	14.4%

Total Rockwood	$533.6	$771.7	44.6%	$95.1	$140.0	47.2%

Adj. EBITDA Margin				17.8%	18.1%		0.3	ppt

Year-to-Date Nine Months Results As Reported

	Net Sales			Adj. EBITDA
($M)	YTD 2004	YTD 2005	% Change	YTD 2004	YTD 2005	% Change

Performance Additives	$470.5	$520.3	10.6%	$114.2	$118.3	3.6%

Specialty Compounds	152.5	177.8	16.6%	22.3	21.3	-4.5%

Electronics	124.8	134.6	7.9%	21.6	20.5	-5.1%

Specialty Chemicals	116.6	642.3	450.9%	21.1	133.2	531.3%

Titanium Dioxide Pigments	68.9	320.3	364.9%	14.1	64.5	357.4%

Advanced Ceramics	56.6	283.6	401.1%	13.3	70.0	426.3%

Groupe Novasep	38.0	279.9	636.6%	5.2	35.3	578.8%

Corporate	—	—		(17.5)	(29.4)	68.0%

Total Rockwood	$1,027.9	$2,358.8	129.5%	$194.3	$433.7	123.2%

Adj. EBITDA Margin				18.9%	18.4%		-0.5	ppt

Rockwood Holdings, Inc. and Subsidiaries

Third Quarter Results Pro-forma

	Net Sales			Adj. EBITDA
($M)	Q3 2004	Q3 2005	% Change	Q3 2004	Q3 2005	% Change

Performance Additives	$169.5	$170.7	0.7%	$36.9	$36.9	0.0%

Specialty Compounds	52.0	57.6	10.8%	7.3	6.6	-9.6%

Electronics	43.2	46.9	8.6%	7.6	7.7	1.3%

Specialty Chemicals	178.4	202.6	13.6%	33.1	40.8	23.3%

Titanium Dioxide Pigments	102.3	106.6	4.2%	21.0	21.5	2.4%

Advanced Ceramics	86.6	95.3	10.0%	20.4	24.5	20.1%

Groupe Novasep	81.9	92.0	12.3%	15.0	12.3	-18.0%

Corporate	—	—		(7.7)	(10.3)	33.8%

Total Rockwood	$713.9	$771.7	8.1%	$133.6	$140.0	4.8%

Adj. EBITDA Margin				18.7%	18.1%		-0.6	ppt

Year-to-Date Nine Months Results Pro-forma

	Net Sales			Adj. EBITDA
($M)	YTD 2004	YTD 2005	Growth%	YTD 2004	YTD 2005	Growth%

Performance Additives	$514.4	$520.3	1.1%	$120.1	$118.3	-1.5%

Specialty Compounds	152.5	177.8	16.6%	22.3	21.3	-4.5%

Electronics	124.8	134.6	7.9%	21.6	20.5	-5.1%

Specialty Chemicals	555.1	642.3	15.7%	104.4	133.2	27.6%

Titanium Dioxide Pigments	315.1	320.3	1.7%	61.3	64.5	5.2%

Advanced Ceramics	259.8	283.6	9.2%	59.0	70.0	18.6%

Groupe Novasep	236.2	279.9	18.5%	41.2	35.3	-14.3%

Corporate	—	—		(27.2)	(29.4)	8.1%

Total Rockwood	$2,157.9	$2,358.8	9.3%	$402.7	$433.7	7.7%

Adj. EBITDA Margin				18.7%	18.4%		-0.3	ppt

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Segment Sales and Adjusted EBITDA: 2004 Pro-forma to 2005

Third Quarter

	Three Months Ended September 30,		Total	Total	Foreign Exchange	Organic	Organic
(millions)	2005	2004	Change in $	Change in %	Effect in $	Change in $	Change in %
	(Actual)	(Pro-Forma)
Net Sales:
Performance Additives	$170.7	$169.5	$1.2	0.7%	$(0.2)	$1.4	0.8%
Specialty Compounds	57.6	52.0	5.6	10.8	—	5.6	10.8
Electronics	46.9	43.2	3.7	8.6	0.6	3.1	7.2
Specialty Chemicals	202.6	178.4	24.2	13.6	1.3	22.9	12.8
Titanium Dioxide Pigments	106.6	102.3	4.3	4.2	(0.2)	4.5	4.4
Advanced Ceramics	95.3	86.6	8.7	10.0	(0.2)	8.9	10.3
Groupe Novasep	92.0	81.9	10.1	12.3	1.7	8.4	10.3

Total	$771.7	$713.9	$57.8	8.1%	$3.0	$54.8	7.7%

	Three Months Ended				Foreign
	September 30,		Total	Total	Exchange	Organic	Organic
	2005	2004	Change in $	Change in %	Effect in $	Change in $	Change in %
	(Actual)	(Pro-Forma)
Adjusted EBITDA:
Performance Additives	$36.9	$36.9	$—	—%	$0.5	$(0.5)	(1.4)%
Specialty Compounds	6.6	7.3	(0.7)	(9.6)	—	(0.7)	(9.6)
Electronics	7.7	7.6	0.1	1.3	0.1	—	—
Specialty Chemicals	40.8	33.1	7.7	23.3	0.2	7.5	22.7
Titanium Dioxide Pigments	21.5	21.0	0.5	2.4	(0.1)	0.6	2.9
Advanced Ceramics	24.5	20.4	4.1	20.1	(0.1)	4.2	20.6
Groupe Novasep	12.3	15.0	(2.7)	(18.0)	—	(2.7)	(18.0)
Corporate	(10.3)	(7.7)	(2.6)	33.8	0.1	(2.7)	35.1

Total	$140.0	$133.6	$6.4	4.8%	$0.7	$5.7	4.3%

Year-to-Date

	Nine Months Ended September 30,		Total	Total	Foreign Exchange	Organic	Organic
(millions)	2005	2004	Change in $	Change in %	Effect in $	Change in $	Change in %
	(Actual)	(Pro-Forma)
Net Sales:
Performance Additives	$520.3	$514.4	$5.9	1.1%	$3.6	$2.3	0.4%
Specialty Compounds	177.8	152.5	25.3	16.6	1.5	23.8	15.6
Electronics	134.6	124.8	9.8	7.9	3.0	6.8	5.4
Specialty Chemicals	642.3	555.1	87.2	15.7	17.6	69.6	12.5
Titanium Dioxide Pigments	320.3	315.1	5.2	1.7	9.3	(4.1)	(1.3)
Advanced Ceramics	283.6	259.8	23.8	9.2	7.5	16.3	6.3
Groupe Novasep	279.9	236.2	43.7	18.5	8.3	35.4	15.0

Total	$2,358.8	$2,157.9	$200.9	9.3%	$50.8	$150.1	7.0%

	Nine Months Ended				Foreign
	September 30,		Total	Total	Exchange	Organic	Organic
	2005	2004	Change in $	Change in%	Effect in $	Change in $	Change in %
	(Actual)	(Pro-Forma)
Adjusted EBITDA:
Performance Additives	$118.3	$120.1	$(1.8)	(1.5)%	$1.6	$(3.4)	(2.8)%
Specialty Compounds	21.3	22.3	(1.0)	(4.5)	0.2	(1.2)	(5.4)
Electronics	20.5	21.6	(1.1)	(5.1)	0.1	(1.2)	(5.6)
Specialty Chemicals	133.2	104.4	28.8	27.6	3.8	25.0	23.9
Titanium Dioxide Pigments	64.5	61.3	3.2	5.2	1.9	1.3	2.1
Advanced Ceramics	70.0	59.0	11.0	18.6	1.9	9.1	15.4
Groupe Novasep	35.3	41.2	(5.9)	(14.3)	0.8	(6.7)	(16.3)
Corporate	(29.4)	(27.2)	(2.2)	8.1	(1.1)	(1.1)	4.0

Total	$433.7	$402.7	$31.0	7.7%	$9.2	$21.8	5.4%

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Net Income before Taxes to Adjusted EBITDA by Segment

Third Quarter: As Reported

($ in millions)	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Consolidated
Three months ended September 30, 2005

Income (loss) before taxes and minority interest	$19.2	$5.3	$2.9	$25.0	$4.9	$8.2	$(0.8)	$(67.8)	$(3.1)
Interest, net	6.9	(0.7)	1.5	5.2	7.8	8.3	4.0	22.4	55.4
Depreciation and amortization	7.9	1.4	4.2	9.8	8.8	7.4	9.1	0.9	49.5
Restructuring and related charges	1.5	—	0.1	0.5	—	0.6	0.2	—	2.9
CCA litigation defense costs	—	—	—	—	—	—	—	(0.1)	(0.1)
Systems/organization establishment expenses	0.3	—	—	—	—	—	—	1.1	1.4
Management services agreement termination fee	—	—	—	—	—	—	—	10.0	10.0
Loss on early extinguishment of debt	1.1	0.6	0.3	—	—	—	—	24.6	26.6
Foreign exchange (gain) loss	—	—	(1.3)	0.3	—	—	(0.2)	(0.9)	(2.1)
Other	—	—	—	—	—	—	—	(0.5)	(0.5)

Total Adjusted EBITDA	$36.9	$6.6	$7.7	$40.8	$21.5	$24.5	$12.3	$(10.3)	$140.0

Three months ended September 30, 2004

Income (loss) before taxes and minority interest	$19.9	$6.1	$0.2	$(1.9)	$5.2	$(5.7)	$(4.6)	$(95.3)	$(76.1)
Interest, net	6.8	(0.1)	1.2	2.7	1.1	0.8	2.0	39.3	53.8
Depreciation and amortization	7.7	1.3	5.2	6.3	3.5	3.8	4.2	0.2	32.2
Restructuring and related charges	0.2	—	—	(0.1)	—	—	—	—	0.1
Systems/organization establishment expenses	—	—	—	—	—	—	—	1.5	1.5
Inventory write-up reversal	0.5	—	—	12.7	4.3	14.4	2.8	—	34.7
Refinancing expenses	—	—	—	—	—	—	—	2.8	2.8
Loss from disposed businesses	—	—	—	—	—	—	0.8	—	0.8
Foreign exchange (gain) loss	0.4	—	1.0	—	—	—	—	42.5	43.9
Other	—	—	—	1.4	—	—	—	—	1.4

Total Adjusted EBITDA	$35.5	$7.3	$7.6	$21.1	$14.1	$13.3	$5.2	$(9.0)	$95.1

Year-to-Date: As Reported

($ in millions)	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Consolidated

Nine months ended September 30, 2005

Income (loss) before taxes and minority interest	$66.3	$17.2	$4.4	$69.0	$12.9	$20.7	$(7.0)	$(19.7)	$163.8
Interest expense, net	20.6	(0.8)	4.0	27.0	24.1	26.4	11.8	64.5	177.6
Depreciation and amortization	24.6	4.3	12.5	33.8	27.5	22.2	27.1	2.7	154.7
Restructuring and related charges	4.7	—	2.1	1.6	—	0.6	0.2	—	9.2
CCA litigation defense costs	1.3	—	—	—	—	—	—	0.1	1.4
Systems/organization establishment expenses	0.3	—	—	—	—	—	—	3.0	3.3
Cancelled acquisition and disposal costs	0.2	—	—	—	—	—	—	0.4	0.6
Inventory write-up reversal	—	—	—	—	—	—	3.1	—	3.1
Management services agreement termination fee	—	—	—	—	—	—	—	10.0	10.0
Loss on early extinguishment of debt	1.1	0.6	0.3	—	—	—	—	24.6	26.6
Foreign exchange (gain) loss	(0.8)	—	(2.8)	1.8	—	0.1	0.1	(114.5)	(116.1)
Other	—	—	—	—	—	—	—	(0.5)	(0.5)

Total Adjusted EBITDA	$118.3	$21.3	$20.5	$133.2	$64.5	$70.0	$35.3	$(29.4)	$433.7

Nine months ended September 30, 2004

Income (loss) before taxes and minority interest	$71.1	$18.5	$3.0	$(1.9)	$5.2	$(5.7)	$(4.6)	$(133.4)	$(47.8)
Interest expense, net	21.4	(0.3)	4.1	2.7	1.1	0.8	2.0	68.2	100.0
Depreciation and amortization	21.8	4.1	15.5	6.3	3.5	3.8	4.2	1.2	60.4
Restructuring and related charges	0.2	—	—	(0.1)	—	—	—	—	0.1
Systems/organization establishment expenses	—	—	—	—	—	—	—	2.5	2.5
Cancelled acquisition and disposal costs	—	—	—	—	—	—	—	0.1	0.1
Stamp duty tax	—	—	—	—	—	—	—	4.0	4.0
Inventory write-up reversal	0.5	—	—	12.7	4.3	14.4	2.8	—	34.7
Refinancing expenses	—	—	—	—	—	—	—	2.8	2.8
Loss from disposed businesses	—	—	—	—	—	—	0.8	—	0.8
Foreign exchange (gain) loss	(0.8)	—	(1.0)	—	—	—	—	37.1	35.3
Other	—	—	—	1.4	—	—	—	—	1.4

Total Adjusted EBITDA	$114.2	$22.3	$21.6	$21.1	$14.1	$13.3	$5.2	$(17.5)	$194.3

Rockwood Holdings, Inc. and Subsidiaries

Reconciliation of Net Income before Taxes to Adjusted EBITDA by Segment

Third Quarter: Pro-Forma

($ in millions)	Performance Additives	Specialty Compounds	Electronics	Specialty Chemicals	Titanium Dioxide Pigments	Advanced Ceramics	Groupe Novasep	Corporate	Consolidated

Three months ended September 30, 2004

Income (loss) before taxes and minority interest	$19.7	$5.5	$(0.3)	$(8.1)	$2.8	$(5.6)	$3.2	$(78.3)	$(61.1)
Interest expense, net	7.5	(0.1)	1.7	11.3	7.2	7.7	2.7	22.1	60.1
Depreciation and amortization	8.6	1.9	5.2	9.5	7.1	6.3	6.0	0.2	44.8
Restructuring and related charges	0.2	—	—	—	—	—	—	—	0.2
Systems /organization establishment expenses	—	—	—	—	—	—	—	1.5	1.5
Inventory write-up reversal	0.5	—	—	12.7	4.3	14.4	2.8	—	34.7
Refinancing expenses	—	—	—	—	—	—	—	2.8	2.8
Loss on disposed business	—	—	—	—	—	—	—	0.8	0.8
Foreign exchange loss	0.4	—	1.0	1.1	—	—	—	42.7	45.2
Other	—	—	—	6.6	(0.4)	(2.4)	0.3	0.5	4.6

Total Adjusted EBITDA	$36.9	$7.3	$7.6	$33.1	$21.0	$20.4	$15.0	$(7.7)	$133.6

Year-to-Date: Pro-Forma

Nine months ended September 30, 2004

Income (loss) before taxes and minority interest	$72.0	$16.9	$2.0	$22.7	$14.3	$4.5	$11.8	$(145.6)	(1.4)
Interest expense, net	22.5	(0.4)	5.0	33.8	21.8	23.1	7.7	69.2	182.7
Depreciation and amortization	25.7	5.8	15.6	28.6	21.3	19.1	18.1	0.7	134.9
Restructuring and related charges	0.2	—	—	—	—	0.1	0.3	—	0.6
Systems /organization establishment expenses	—	—	—	—	—	—	—	2.5	2.5
Cancelled acquisition and disposal costs	—	—	—	—	—	—	—	0.1	0.1
Stamp duty tax	—	—	—	—	—	—	—	4.0	4.0
Inventory write-up reversal	0.5	—	—	12.7	4.3	14.4	2.8	—	34.7
Refinancing expenses	—	—	—	—	—	—	—	2.8	2.8
Loss on disposed business	—	—	—	—	—	—	—	0.8	0.8
Foreign exchange (gain) loss	(0.8)	—	(1.0)	—	—	—	—	37.3	35.5
Other	—	—	—	6.6	(0.4)	(2.2)	0.5	1.0	5.5

Total Adjusted EBITDA	$120.1	$22.3	$21.6	$104.4	$61.3	$59.0	$41.2	$(27.2)	402.7

Consolidated Reconciliation of Net Income to Adjusted EBITDA

As Reported

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2005	2004	2005	2004

Net (loss) income	$(13.3)	$(59.6)	$113.6	$(46.2)
Income tax provision (benefit)	10.8	(16.5)	52.5	(1.6)
Minority interest	(0.6)	—	(2.3)	—

(Loss) income before taxes and minority interest	(3.1)	(76.1)	163.8	(47.8)
Interest expense, net	55.4	53.8	177.6	100.0
Depreciation and amortization	49.5	32.2	154.7	60.4
Restructuring and related charges	2.9	0.1	9.2	0.1
CCA litigation defense costs	(0.1)	—	1.4	—
Systems/organization establishment expenses	1.4	1.5	3.3	2.5
Cancelled acquisition and disposition costs	—	—	0.6	0.1
Stamp duty tax	—	—	—	4.0
Inventory write-up reversal	—	34.7	3.1	34.7
Management services agreement termination fee	10.0	—	10.0	—
Loss on early extinguishment of debt	26.6	—	26.6	—
Refinancing expenses	—	2.8	—	2.8
Loss from disposed businesses	—	0.8	—	0.8
Foreign exchange (gain) loss	(2.1)	43.9	(116.1)	35.3
Other	(0.5)	1.4	(0.5)	1.4

Total Adjusted EBITDA	$140.0	$95.1	$433.7	$194.3

Rockwood Holdings, Inc. and Subsidiaries

Consolidated Reconciliation of Net Income to Adjusted EBITDA

Pro-Forma

($ in millions)	Three months ended September 30, 2004	Nine months ended September 30, 2004

Net loss	$(47.7)	$(8.2)
Income tax (benefit) provision	(13.4)	6.8

Loss before taxes and minority interest	(61.1)	(1.4)
Interest, net	60.1	182.7
Depreciation and amortization	44.8	134.9
Restructuring and related charges	0.2	0.6
Systems/organization establishment expenses	1.5	2.5
Cancelled acquisition and disposition costs	—	0.1
Stamp duty tax	—	4.0
Inventory write-up reversal	34.7	34.7
Refinancing expenses	2.8	2.8
Loss from disposed businesses	0.8	0.8
Foreign exchange loss	45.2	35.5
Other	4.6	5.5

Total Adjusted EBITDA	$133.6	$402.7